Exhibit 10.27

WHOLE ACCOUNT EXCESS OF LOSS
REINSURANCE AGREEMENT

This Whole Account Excess of Loss Reinsurance Agreement, effective as of January 1, 2001 (as from time to time amended, supplemented, modified or restated in accordance with its terms, the “Agreement”), is made and entered into by and between ACE Guaranty Re Inc., an insurance company organized and existing under the laws of the State of Maryland, (the “Cedent”) and ACE Bermuda Insurance Limited, a Class 4 insurance company organized and existing under the laws of Bermuda (the “Reinsurer”).

In consideration of the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the Cedent and the Reinsurer agree as follows:

Article I
Definitions

Capitalized terms used in this Agreement and not otherwise defined herein shall have the respective meanings ascribed thereto in this Article I.

“Additional Reinsurance Premium” has the meaning set forth in Article IX hereof.

“Allocated Loss Adjustment Expenses” means the expenses arising from or relating to the adjustment or settlement of Losses hereunder (except for the salaries, benefits and traveling expenses of the Cedent’s directors, officers, employees or consultants, and the office expenses, overhead or other fixed expenses of the Cedent), including, without limitation, expenses and fees associated with policy coverage declaratory judgment actions, pre-judgment and post-judgment interest.

“Annual Period” shall mean any January 1st through December 31st during the Term.

“Covered Business” has the meaning set forth in Article V hereof.

“Covered Losses” means Losses and Allocated Loss Adjustment Expenses, arising with respect to Covered Business, and occurring during the Term.  A Covered Loss is deemed to occur when the Cedent receives a notice of claim under the applicable insurance policy or reinsurance agreement.

“Effective Date” has the meaning set forth in Article III hereof.

“First Layer Annual Aggregate Retention” has the meaning set forth in Article VIII hereof.

“First Layer Term Aggregate Retention” has the meaning set forth in Article VIII hereof.

“First layer Reinsurance Coverage” has the meaning set forth in Article VI hereof.

“First Premium Installment” has the meaning set forth in Article IX hereof.

“Inuring Reinsurance” means the ADS Reinsurance Treaty by and between the Cedent and various reinsurers dated as of April 1, 2001 and any renewal of such Treaty entered into by Cedent.

“Loss Ratio” means (Losses minus recoveries received by the Cedent plus loss reserves held by the Cedent) divided by premium earned by the Cedent.

“Losses” means amounts paid or for which the Cedent becomes liable to pay in settlement of liabilities arising from Covered Business.  “Losses” do not include amounts which the Cedent becomes liable to pay with respect to Covered Business that are in excess of the policy limits of the Covered Business or that are due to extra-contractual obligations with respect to Covered Business.

“Profit Commission Account” has the meaning set forth in Article X hereof.

“Reinsurance Premium” has the meaning set forth in Article IX hereof.

“Second Layer Aggregate Retention” has the meaning set forth in Article VIII hereof.

“Second Layer Reinsurance Coverage” has the meaning set forth in Article VI hereof.

“Second Premium Installment” has the meaning set forth in Article IX hereof.

“Term” means the period commencing with the Effective Date of this Agreement and ending upon the Termination Date.

“Trust Account” has the meaning set forth in Article XIII hereof.

“Termination Date” has the meaning set forth in Article III hereof.

Article II

Representations and Warranties

In order to induce the other party to execute this Agreement, each party hereto makes the following representations and warranties to the other party, each of which shall survive the execution and delivery of this Agreement:

Section 2.1.    Corporate Existence and Power.  The Reinsurer and the Cedent are duly formed and validly existing under the laws of their respective jurisdictions of domicile and each party has all corporate powers and all governmental licenses, authorizations, consents and approvals necessary to carry on its respective business as now conducted.

Section 2.2.    Corporate and Governmental Authorization; Contravention.  The execution, delivery and performance by the Reinsurer and the Cedent of this Agreement are within each party’s corporate powers, have been duly authorized by all necessary corporate action, require no action by or in respect of, or filing with, any governmental body, agency or official that has not been made prior to the date of execution hereof, and do not contravene or constitute a default under any provision of applicable law or regulation or of the governing documents of either party hereto, or of any agreement, judgment, injunction, order, decree or other instrument binding upon either party or any of their respective affiliates.

Section 2.3.    Binding Effect.  This Agreement constitutes a valid and binding agreement of each party hereto.

Article III
Term and Termination

Section 3.1.    Effective Date.  The Term of this Agreement shall commence at 12:01 a.m. Eastern Standard Time on January 1, 2001 (the “Effective Date”) and continue in effect until January 1, 2011, unless earlier terminated as provided for herein (January 1, 2011 or such earlier date, the “Termination Date”).

Section 3.2.    Termination.

(a)       The Cedent shall have the right to terminate this Agreement effective as of 11:59 p.m. Eastern Standard Time on any December 31 by giving at least ten (10) days’ prior written notice to the Reinsurer.

(b)      The Reinsurer shall have the right to terminate this Agreement upon ten (10) days prior written notice following any failure by the Cedent to pay the Reinsurance Premium when due.  If the Cedent pays the full amount of the Reinsurance Premium due within ten (10) days after receipt of the foregoing notice, this Agreement will remain in full force and effect.  If the Cedent fails to correct the failure to pay the Reinsurance Premium, this Agreement shall terminate as of 11:59 p.m. on the tenth day following the date that the Reinsurer’s notice to the Cedent referred to in this Section 3.2(b) was received by the Cedent.

Section 3.3.    Special Termination.

Notwithstanding anything to the contrary set forth in the preceding Section 3.2, the Cedent may terminate this Agreement on five (5) days’ prior written notice to the extent that:

(a)   The Reinsurer is the subject of a liquidation, rehabilitation or similar proceeding, or otherwise is declared insolvent by any insurance commissioner or other regulatory or judicial authority having jurisdiction over the Reinsurer;

(b)   The Cedent fails to receive all financial statement credit for the reinsurance provided hereunder in all applicable United States jurisdictions; or

(c)   The state insurance regulator (or other regulatory or judicial authority having jurisdiction) in any applicable United States jurisdiction directs the Cedent to terminate all or a portion of the coverage provided hereunder.

Section 3.4  Payment on Termination

Upon termination as provided for in Section 3.2 or Section 3.3, the Reinsurer shall return to the Cedent funds calculated as the greater of (a) zero dollars, or (b) an amount calculated as follows: (i) the Reinsurance Premium paid by the Cedent, less (ii) the amount of earned premium, less (iii) the amount of Covered Losses paid by the Reinsurer under this Agreement, less (iv) two million five hundred thousand dollars ($2,500,000) within ten (10) business days.

Payment by the Reinsurer to the Cedent for any amounts as set forth herein shall constitute a full and final release of the Reinsurer from all liabilities and obligations under this Agreement.

Article IV
Other Reinsurance

Notwithstanding anything to the contrary set forth in this Agreement, the Cedent shall have the right to purchase other reinsurance, as well as specific hedges or portfolio hedges for its own account, with respect to Covered Business.  The Cedent shall notify the Reinsurer of any other reinsurance it purchases with respect to Covered Business.  The Cedent and the Reinsurer shall use mutual good faith efforts to reach agreement as to whether any such reinsurance inures to the benefit of this Agreement.  Any amounts collected by the Cedent with respect to the Inuring Reinsurance shall inure to the benefit of this Agreement, provided that such amounts relate to Covered Losses reinsured hereunder.

Article V
Covered Business

All insurance or reinsurance agreements, policies, binders and other contracts reinsuring or providing financial guaranty insurance, reinsuring, insuring or issuing credit default swaps, insuring or reinsuring trade credit business, or reinsuring or providing other substantially similar credit related business issued by the Cedent prior to or during the Term (the “Covered Business”).

Article VI
Coverage

Section 6.1.    First Layer Reinsurance Coverage.  Subject to the terms, conditions and limitations contained herein, the Reinsurer shall indemnify the Cedent for one hundred percent (100%) of paid Covered Losses arising out of Covered Business in excess of the Cedent’s First Layer Annual Aggregate Retention as set forth in Article VIII; provided, however, that once the Cedent has paid Covered Losses which exhaust the First Layer Term Aggregate Retention, the Reinsurer shall indemnify the Cedent for one hundred percent (100%) of paid Covered Losses without regard to the First Layer Annual Aggregate Retention, subject to the First Layer Limit of Liability as set forth in Article VII (the “First Layer Reinsurance Coverage”).

Section 6.2.    Second Layer Reinsurance Coverage.  Subject to the terms, conditions and limitations contained herein, the Reinsurer shall indemnify the Cedent for one hundred percent (100%) of paid Covered Losses arising out Covered Business in excess of the Cedent’s Second Layer Aggregate Retention as set forth in Article VIII, subject to the Annual Aggregate Limit of Liability and Term Aggregate Limit of Liability as set forth in Article VII below (the “Second Layer Reinsurance Coverage”).

Section 6.3.    Condition Precedent.  Coverage under this Agreement shall not take effect until the Reinsurer has received payment of the First Premium Installment; provided, however, that once the First Premium Installment has been received by the Reinsurer coverage hereunder shall be effective as of the Effective Date of this Agreement.

Section 6.4.    Trade Credit Business.  The Reinsurer shall not be liable under this Agreement for Covered Losses arising out of the Cedent’s trade credit business unless the Cedent’s Loss Ratio with respect to such business in any calendar year is greater than 50%.  In such case, the Reinsurer shall be liable for Covered Losses arising out of the Cedent’s trade credit business in excess of a 50% Loss Ratio with respect to the applicable calendar year only.

Article VII
Limit of Liability

Section 7.1     First Layer Limit of Liability.  The Reinsurer’s aggregate limit of liability for all Covered Losses in the First Layer Reinsurance Coverage shall be fifty million dollars ($50,000,000) (the “First Layer Limit of Liability”).

Section 7.2.    Aggregate Limit of Liability.  The Reinsurer’s aggregate limit of liability for Covered Losses during the Term (including the First Layer Limit of Liability) shall be one hundred and fifty million dollars ($150,000,000) (the “Term Aggregate Limit of Liability”); provided, however, that in any calendar year during the Term, the Reinsurer shall not be obligated to make payments with respect to its obligations under this Agreement in excess of fifty million dollars ($50,000,000) in the aggregate (the “Annual Aggregate Limit of Liability”).

Article VIII
Cedent’s Retention

Section 8.1.    First Layer Annual Aggregate Retention.  Subject to the First Layer Term Aggregate Retention set forth in Section 8.2, the Cedent shall retain a net annual aggregate retention for paid Covered Losses with respect to the Covered Business in the First Layer in the following amounts (the “First Layer Annual Aggregate Retention”):

During the first Annual Period of the Term:	$30,000,000
During the second Annual Period of the Term:	$20,000,000
During the third and subsequent Annual Periods of the Term:	$10,000,000	per year

Section 8.2.    First Layer Term Aggregate Retention.  The Cedent shall retain a net aggregate retention during the Term for Covered Losses paid by the Cedent during the Term with respect to the Covered Business in the First Layer of fifty million dollars ($50,000,000) (the “First Layer Term Aggregate Retention”).

Section 8.3     Second Layer Aggregate Retention.  The Cedent shall retain a net aggregate retention for Covered Losses paid by the Cedent during the Term with respect to the Covered Business in the Second Layer of one hundred million dollars ($100,000,000) (the “Second Layer Aggregate Retention”).  The Second Layer Aggregate Retention shall be in excess of the First Layer Term Aggregate Retention and the First Layer Reinsurance Coverage.

Article IX
Reinsurance Premium

Section 9.1.    Reinsurance Premium.  The Cedent shall pay a premium to the Reinsurer of twenty-six million two hundred and fifty thousand dollars ($26,250,000) (the “First Premium Installment”) on the date on which all regulatory approvals for this Agreement have been obtained and the Agreement has been duly executed by the parties hereto; and twenty-six million two hundred and fifty thousand dollars ($26,250,000) on or before February 1, 2002 (the “Second Premium Installment”).

Section 9.2.    Additional Reinsurance Premium.  The Cedent shall pay a premium to the Reinsurer equal to 10% of Covered Losses paid by the Reinsurer in excess of fifty million dollars ($50,000,000) pursuant to the Second Layer Reinsurance Coverage; provided, however, that the amount of such premium due from the Cedent shall not exceed ten million dollars ($10,000,000) in the aggregate (the “Additional Reinsurance Premium”).  The

Additional Reinsurance Premium shall be payable on the date that the Reinsurer pays the applicable Covered Loss to the Cedent.

Article X
Profit Commission

Section 10.1.  Profit Commission Account.  (a)  The Reinsurer shall hold a notional account during the Term of this Agreement for the purposes set forth in this Article X (the “Profit Commission Account”).  As of the first day of each calendar quarter during the Term, and subject to this Article X, the notional balance of the Profit Commission Account shall equal: (i) The beginning balance thereof, as described in this Section 10.1, plus (ii) any Reinsurance Premium and Additional Reinsurance Premium paid during the preceding calendar quarter, less a one time deduction of two million five hundred thousand dollars ($2,500,000), minus (iii) Covered Losses paid by the Reinsurer during the preceding calendar quarter, plus (iv) any Interest Credit, minus (v) any Interest Debit.

(b)   The one time deduction of two million five hundred thousand dollars ($2,500,000) referred to in the preceding paragraph (a) shall represent the Reinsurer’s margin.

(c)   As of the last day of each calendar quarter, the Cedent shall calculate an Interest Credit and/or an Interest Debit (as applicable) on the Profit Commission Account balance.  The “Interest Credit” for purposes of this Article shall be determined by applying the Interest Rate which is in effect on the first business day of the quarter for which the calculation is being completed to the average balance of the Profit Commission Account for only those days during the subject quarter that the Profit Commission Account is positive.  The “Interest Debit” for purposes of this Article shall be determined by applying the Interest Rate which is in effect on the first business day of the quarter for which the calculation is being completed plus one hundred fifty (150) basis points to the average balance of the Profit Commission Account for only those days during the subject quarter that the Profit Commission Account is negative.  The “Interest Rate” for purposes of this Article shall be the One-Year United States Treasury bill rate as published in the Wall Street Journal on the first business day of the quarter for which any such Interest Credit or Interest Debit calculation is being completed.

(d)   The Reinsurer shall calculate the notional balance of the Profit Commission Account during the Term.  As of the first day of the first calendar quarter of the Term, the beginning balance thereof shall be zero.  As of the first day of each succeeding calendar quarter during the Term, such beginning balance shall equal the ending balance thereof, determined by the Reinsurer as of the last day of the preceding calendar quarter.

Section 10.2   Profit Commission.  On the last day of the Term, the Reinsurer shall pay to the Cedent as a profit commission the net amount of any Interest Credits less Interest Debits calculated during the Term as set forth in the preceding Section 10.1(c), to the extent that the Profit Commission Account balance is positive as of the last day of the Term.  Alternatively, the Cedent may elect to apply any amount payable by the Reinsurer pursuant to this Section 10.2 against liabilities for which the Reinsurer otherwise would be liable hereunder, but for the limits of liability set out in Article VII hereof.  The Cedent shall notify the Reinsurer of its intention to elect the alternative settlement of the profit commission provided in the preceding sentence by written notice delivered two (2) days prior to the end of the Term.

Payment by the Reinsurer to the Cedent for any amounts as set forth in this section 10.2 shall constitute a full and final release of the Reinsurer from all liabilities and obligations under this Agreement.

Article XI
Accounts and Remittances

On or prior to the 30th day following the end of each calendar quarter during the Term, the Cedent shall render an account to the Reinsurer, which account shall set forth the following with respect to the most recently ended calendar quarter: (i) The dollar amount the Reinsurer’s share of Covered Losses paid during such calendar quarter, and (ii) reserves required to be maintained by the Reinsurer as provided herein.  Subject to the terms and conditions of the Agreement, the Reinsurer shall pay its share of the amount of Covered Losses paid by the Cedent within seven (7) business days after receipt of the foregoing account.

Article XII
Reserves

The Reinsurer shall maintain (i) loss reserves with respect to Covered Losses not yet paid by the Cedent but reported to the Reinsurer and Covered Losses paid by the Cedent and not yet recovered from the Reinsurer and (ii) unearned premium reserves.

Article XIII
Credit for Reinsurance

Section 13.1   Trust Account.  The Reinsurer shall hold an amount equal to the notional balance of the Profit Commission Account in a trust account for the benefit of the Cedent at State Street Bank and Trust Company or another bank mutually acceptable to the parties hereto (the “Trust Account”).  The Trust Account shall comply with all applicable United States laws and regulations necessary for the Cedent to take financial statement credit for the First Layer Reinsurance Coverage up to the balance of the Trust Account.  Upon termination of this Agreement and satisfaction of all of the Reinsurer’s obligations hereunder, the Trust Account shall terminate and the balance of the Trust Account shall be distributed to the Reinsurer.  For the avoidance of doubt, the Reinsurer shall not be obligated to hold an amount greater than the Profit Commission Account balance in the Trust Account.

Section 13.2   Letter of Credit.  In the event that the Trust Account provided for in Section 13.1 contains insufficient funds for the Cedent to take full financial statement credit for the First Layer Reinsurance Coverage, or in the event that the Reinsurer is required hereunder to establish a reserve for Covered Losses payable pursuant to the Second Layer Reinsurance Coverage, the Cedent shall have the right to demand that the Reinsurer establish a clean, irrevocable and unconditional letter of credit for the benefit of the Cedent.  Such letter of credit shall be issued by a financial institution constituting a “qualified financial institution” pursuant to Maryland Insurance Regulation 31.05.08.08 and rated AA- or higher by Standard and Poor’s Corporation in an amount that, in combination with the Trust Account, shall be sufficient for the Cedent to take full financial statement credit for the reinsurance provided pursuant to this Agreement.  Such letter of credit shall comply with all applicable United States laws and regulations necessary for the Cedent to take full financial statement credit as provided in this Section 13.2.  Any costs and expenses incurred in the provision of any such letter of credit shall be borne by the Cedent.

Article XIV
Miscellaneous

Section 14.1.  Access to Records.  The Cedent shall place at the disposal of the Reinsurer at all reasonable times during normal business hours, and the Reinsurer shall have the right to inspect and audit at any reasonable time during normal business hours, the books and records of the Cedent pertaining to the reinsurance provided hereunder, or the subject matter thereof; provided, however, that the Reinsurer shall not have the right to remove or copy any records of the Cedent without the consent of the Cedent.  Notwithstanding anything to the contrary set forth herein, this provision shall survive the termination of the Agreement.

Section 14.2.  Arbitration.  (a)  Any dispute between the Cedent and the Reinsurer arising out of, or relating to, the formation, interpretation, performance, or breach of this Agreement, or the validity of all or any portion thereof, shall be settled by arbitration, initiated by demand therefor promptly delivered by the complaining party to the other.

(b)         Each party shall appoint an individual as arbitrator, and the two so appointed shall then appoint a third arbitrator.  If either party refuses or neglects to appoint an arbitrator within thirty (30) days of the demand referred to in the preceding Section 14.2(a), the other party may appoint the second arbitrator.  If the two arbitrators do not agree on a third arbitrator within thirty (30) days of the later of the two appointments, each of the arbitrators shall nominate three individuals.  Each arbitrator shall then decline two of the nominations presented by the other arbitrator.  The third arbitrator shall then be chosen from the remaining two nominations by drawing lots.  The arbitrators shall be active or retired officers of insurance or reinsurance companies or Lloyd’s London Underwriters, and shall have no personal or financial interest in the result of the arbitration.

(c)          The arbitration hearings shall be held in New York, New York, or such other place as may be mutually agreed.  Each party shall submit its case to the arbitrators within thirty (30) days of the selection of the third arbitrator, or within such longer period as may be agreed by the arbitrators.  The arbitrators shall not be obliged to follow judicial formalities or the rules of evidence, and they shall make their decisions according to the customs and practice of the reinsurance business.  The arbitrators shall render their decision within thirty (30) days after the cases have been presented.  The decision rendered by a majority of the arbitrators shall be final and binding.  Such decision shall be a condition precedent to any right of legal action arising out of the arbitrated dispute which either party may have against the other.  Judgment upon the award rendered may be entered by a court having jurisdiction thereof.

(d)         Each party shall pay the fee and expenses of its own arbitrator and one-half of the fee and expenses of the third arbitrator.  All other expenses of the arbitration shall be equally divided between the parties. Except as provided above, arbitration shall be based, insofar as applicable, upon the procedures of the American Arbitration Association.

(e)          Notwithstanding anything to the contrary set forth herein, this provision shall survive the termination of the Agreement.

Section 14.3.  Confidentiality.  All terms and conditions of this Agreement and any information obtained in the course of any inspection conducted by or on behalf of the Reinsurer shall be kept confidential by the Reinsurer as against third parties, unless the disclosure is required pursuant to applicable law or regulation, or unless the disclosure is to any of the Reinsurer’s directors, officers, employees, professional advisers, reinsurers, affiliates, rating agencies or regulators, each of whom is advised of the confidential nature of such information and agrees to maintain the confidentiality thereof in accordance with the terms of this Agreement.  Disclosing or using this information for any purpose beyond the scope of this Agreement, or beyond the exception set forth above, is expressly forbidden without the prior consent of the Cedent.  Notwithstanding anything to the contrary set forth herein, this provision shall survive the termination of the Agreement.

Section 14.4.  Errors and Omissions.  Inadvertent delays, errors or omissions made in connection with this Agreement or any transaction hereunder shall not relieve either party from any liability which would have attached had such delay, error or omission not occurred, provided always that such error or omission is rectified as soon as possible after discovery.

Section 14.5.  Federal Excise Tax.  Any United States Federal excise taxes due from either party with respect to this Agreement and the reinsurance provided hereunder shall be paid by the Cedent.

Section 14.6.  Follow the Fortunes.  The Reinsurer’s liability hereunder shall attach simultaneously with that of the Cedent, and shall be subject in all respects to the same risks, terms, conditions, interpretations, waivers and to the same modifications, alterations and cancellations as the respective insurances and reinsurances of the Cedent, the true intent of this Agreement being that the Reinsurer in every case to which this Agreement applies shall follow the underwriting fortunes of the Cedent.

Section 14.7   Third-Party Rights.  Nothing herein shall be deemed to create any obligation or to establish any right against or in favor of any third parties or persons not parties to this Agreement.

Section 14.8.  Insolvency.  In the event of the insolvency of the Cedent, reinsurance under this Agreement shall be payable on demand, with reasonable provision for verification, on the basis of claims allowed against the insolvent Cedent by any court of competent jurisdiction or by any liquidator, receiver, or statutory successor of the Cedent having authority to allow such claims, without diminution because of such insolvency or because such liquidator, receiver, or statutory successor has failed to pay all or a portion of any claims. Such payments by the Reinsurer shall be made directly to the Cedent or to its liquidator, receiver or statutory successor.

It is agreed, however, that the liquidator, receiver, or statutory successor of the insolvent Cedent shall give written notice to the Reinsurer of the pendency of a claim against the insolvent Cedent on Covered Business within a reasonable time after such claim is filed in the insolvency proceeding and that during the pendency of such claim the Reinsurer may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated, any defense or defenses which it may deem available to the Cedent or its liquidator, receiver, or statutory successor.  The expense thus incurred by the Reinsurer shall be chargeable, subject to court approval, against the insolvent Cedent as part of the expense of liquidation to the extent of a proportionate share of the benefit which may accrue to the Cedent solely as a result of the defense undertaken by the Reinsurer.

Section 14.9.  Offset.  The Cedent and the Reinsurer shall have the right to offset any balance or amounts due from one party to the other under the terms of this Agreement.  The party asserting the right of offset may exercise such right any time, whether the balances due are on account of premiums or losses or otherwise.

Section 14.10.   Service of Suit/Submission to Jurisdiction.  (a)  The Reinsurer hereby irrevocably submit to the nonexclusive jurisdiction of any United States Federal or State of New York court sitting in New York County in the State of New York over any suit, action or proceeding arising out of or relating to this Agreement.  Nothing in this Article shall be deemed to constitute a waiver of the Reinsurer’s right to commence an action in any court of competent jurisdiction in the United States, to remove an action to a United States District Court, or to seek a transfer of a case to another court as permitted by the laws of the United States or of any state in the United States.

(b)         In addition to and without limiting the foregoing, it is agreed that, pursuant to any statute of any state, territory or district of the United States which makes provision therefor, the Reinsurer hereby designates the Superintendent, Commissioner or Director of Insurance or other officer specified for that purpose in the statute, or his successor or successors in office, as its true and lawful attorney upon whom may be served any lawful process in any action, suit or proceeding instituted by or on behalf of the Cedent or any beneficiary hereunder arising out of this Agreement of reinsurance, and hereby designates the above-named as the person to whom the said officer is authorized to mail such process or a true copy thereof.

(c)          Notwithstanding anything to the contrary set forth herein, this provision shall survive the termination of the Agreement.

Section 14.11.        Counterparts.  This Agreement may be executed in any number of counterparts, and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

Section 14.12.        Headings.  The headings of the several sections and subsections of this Agreement are inserted for convenience only, and shall not in any way affect the meaning or construction of any provision of this Agreement.

Section 14.13.        Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York (without giving effect to the conflicts of laws provisions thereof).

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their duly authorized officers as of the date first above written, and each party having executed and delivered a counterpart shall be deemed a party to this Agreement.

ACE GUARANTY RE INC.
In New York, New York

By:	/s/ Howard W. Albert
Name: Howard W. Albert
Title: Executive Vice President and Chief Underwriting Officer

ACE BERMUDA INSURANCE LTD.
In Hamilton, Bermuda

By:	/s/ Dienne A. Samson
Name: Dienne A. Samson
Title: President, FSI